Exhibit (b)(2)

STRICTLY CONFIDENTIAL

Execution Version

BANK OF AMERICA, N.A. BOFA SECURITIES, INC. One Bryant Park New York, New York 10036	WELLS FARGO BANK, NATIONAL ASSOCIATION WELLS FARGO SECURITIES, LLC 550 South Tyron Street Charlotte, NC 28202

CONFIDENTIAL

April 28, 2022

PROJECT ATLAS

$375.0 million Term Loan Facility

Amended and Restated Commitment Letter

Halozyme Therapeutics, Inc.

11388 Sorrento Valley Road

San Diego, CA 92121

Email: legal@halozyme.com

Phone: (858) 794-8889

Ladies and Gentlemen:

Halozyme Therapeutics, Inc., a Delaware corporation (the “Company” or “you”), has advised BofA Securities, Inc. (together with its designated affiliates, “BofA Securities”), Bank of America, N.A. (“Bank of America” and, together with BofA Securities, “BofA”), Wells Fargo, National Association (“Wells Fargo Bank” and, together with Bank of America, the “Initial Lenders”) and Wells Fargo Securities, LLC (“Wells Fargo Securities,” together with Wells Fargo Bank, “Wells Fargo” and, together with BofA Securities, the “Lead Arrangers”; the Initial Lenders and Lead Arrangers are collectively referred to herein as the “Commitment Parties”, “we” or “us”) that it (directly or through one or more of its wholly owned subsidiaries) intends to acquire (the “Acquisition”) Antares Pharma, Inc., a Delaware corporation (“Atlas”), pursuant to the Agreement and Plan of Merger among the Company, Atlas Merger Sub, Inc. and Atlas, dated as of April 12, 2022 (the “Transaction Agreement”) and to consummate the other Transactions (as defined below). Each capitalized term used but not defined herein shall have the meaning assigned to it in the Summary of Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”) or in the Existing Credit Agreement (as defined below), as applicable. This amended and restated commitment letter (this “Commitment Letter”) amends, restates and supersedes in its entirety the certain commitment letter (the “Original Commitment Letter”), dated as of April 12, 2022 (the “Original Signing Date”), by and among BofA and you, and such Original Commitment Letter shall be of no further force or effect.

In connection with the consummation of the Acquisition and the incurrence of the Term Loan Facility (as defined below), you have advised us that you intend to amend that certain Credit Agreement dated as of December 23, 2021, by and among the Company, Halozyme, Inc., a California corporation, each lender from time to time party thereto, and Bank of America, N.A., as administrative agent, a swing line lender and an L/C issuer (the “Existing Credit Agreement” and the revolving credit facility thereunder, the “Existing Revolving Credit Facility”) to make the changes described on Exhibit A hereto (the “Amendment”). Each Initial Lender that is a lender under the Existing Credit Agreement

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hereby agrees (i) to consent to the Amendment and (ii) not to assign all or any portion of its commitments or loans under the Existing Revolving Credit Facility unless, on or prior to the consummation of such assignment, such assignee agrees in writing (x) to consent to the Amendment and (y) not to further assign such commitments or loans unless such assignment is made under the conditions described in this clause (ii).

You have further advised us that you intend to finance the Acquisition and the costs and expenses related to the Transactions (as hereinafter defined) with (1) a new senior secured term loan credit facility in the aggregate amount of $375.0 million (the “Term Loan Facility” and together with the Existing Revolving Credit Facility, as amended by the Amendment, the “Facilities”) and (2) cash on hand.

The Amendment; the Acquisition; the entering into and initial funding of the Term Loan Facility; the repayment, prepayment, repurchase, redemption, defeasance or discharge (and release of any liens related thereto) or arrangements reasonably satisfactory to the Lead Arrangers (other than in respect of letters of credit that are either rolled into or back-stopped by letter(s) of credit issued under the Facilities or cash collateralized by the Borrower or its subsidiaries or contingent obligations not then due and payable) and termination of all commitments thereunder (and termination and release of all related security interests) on or prior to the Closing Date of all indebtedness under the Credit Agreement, dated November 1, 2021, by and among Atlas, as borrower, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent (the “Refinancing”); the payment of fees and expenses in connection therewith; and all related transactions are hereinafter collectively referred to as the “Transactions”.

In connection with the foregoing, (i) Bank of America is pleased to advise you of its commitment to provide 80.0% of the aggregate principal amount of the Term Loan Facility and (ii) Wells Fargo is pleased to advise you of its commitment to provide 20.0% of the aggregate principal amount of the Term Loan Facility, in each case, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and the Term Sheet.

It is agreed that (i) each of the Lead Arrangers will act as a joint lead arranger and joint bookrunner for the Facilities and (ii) Bank of America will act as administrative agent and collateral agent for the Facilities, and each of them will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You and the Commitment Parties further agree that no other titles will be awarded, and no other compensation will be paid (other than as expressly contemplated by this Commitment Letter and the Fee Letter referred to below) in connection with the Facilities unless you and the Lead Arrangers shall so agree. It is further agreed that BofA Securities shall have “left” placement in any and all marketing materials and documentation used in connection with the Facilities. All other financial institutions and Lead Arrangers will be listed in customary fashion (as mutually agreed to by the Commitment Parties and you) on any offering or marketing materials in respect of the Facilities.

The Initial Lenders reserve the right, prior to or after the execution of definitive documentation for the Term Loan Facility, to syndicate all or a portion of its commitments in respect of the Term Loan Facility hereunder to one or more financial institutions identified by the Lead Arrangers in consultation with you and reasonably acceptable to the Lead Arrangers and you (such consent not to be unreasonably withheld or delayed), that will become parties to such definitive documentation pursuant to a syndication to be managed by the Lead Arrangers (the Initial Lenders and other the financial institutions becoming parties to such definitive documentation being collectively referred to as the “Lenders”). You agree until the date that is the earlier of (i) 60 days after the Closing Date and (ii) the date on which a Successful Syndication (as defined in the Fee Letter) is achieved (such earlier date referred to in clauses

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(i) and (ii), the “Syndication Date”) actively to assist, and to use commercially reasonable efforts (consistent with the terms of the Transaction Agreement) to cause Atlas to assist, the Lead Arrangers in completing an orderly Successful Syndication of the Term Loan Facility. In that regard, you agree promptly to prepare and provide to the Lead Arrangers such information with respect to the Company and its subsidiaries, and to use commercially reasonable efforts (consistent with the terms of the Transaction Agreement) to cause Atlas promptly to prepare and provide to the Lead Arrangers such information with respect to Atlas and its subsidiaries, in each case including financial information, as the Lead Arrangers may reasonably request in connection with the arrangement and syndication of the Term Loan Facility; provided that the only financial statements that you or Atlas shall be required to deliver are those financial statements described in paragraph 3 of Exhibit C attached hereto. Your assistance shall also include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your existing lending and investment banking relationships, (b) direct contact between appropriate senior management of the Company and the proposed Lenders, (c) your assistance, and your using commercially reasonable efforts (consistent with the terms of the Transaction Agreement) to cause Atlas to assist, in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication of the Term Loan Facility (collectively, “Information Materials”) and (d) the hosting, with the Lead Arrangers, of a single lender meeting and a reasonable number of conference calls with prospective Lenders at times to be mutually agreed. In addition, to facilitate an orderly Successful Syndication of the Term Loan Facility, you agree that, until the later of the Closing Date and the completion of a Successful Syndication of the Term Loan Facility you and your subsidiaries will not (and you will use commercially reasonable efforts (consistent with the terms of the Transaction Agreement) to cause Atlas and its subsidiaries not to) issue, sell, offer, place or arrange any debt securities or commercial bank or other credit facilities of the Company, Atlas or their respective subsidiaries that could reasonably be expected to materially and adversely impair the primary syndication of the Term Loan Facility, other than (i) the Facilities, (ii) any debt facilities of the Company arranged by the Lead Arrangers and (iii) any debt permitted to be incurred by the Transaction Agreement, in each case without the written consent of the Lead Arrangers (not to be unreasonably withheld or delayed). Without limiting your obligations to assist with the syndication efforts as set forth herein and notwithstanding anything to the contrary contained in this Commitment Letter, the Term Sheet, the Fee Letter or the definitive documentation for the Facilities and the Amendment, the Initial Lenders agree that neither the commencement of any syndication nor the completion of a Successful Syndication nor the obtaining of ratings nor your compliance with this paragraph in any other manner shall constitute a condition to the funding under the Term Loan Facility and the effectiveness of the Amendment on the Closing Date.

You agree, at the request of the Lead Arrangers, to assist, and to use commercially reasonable efforts (consistent with the terms of the Transaction Agreement) to cause Atlas to assist, in the preparation of an additional version of the Information Materials to be used by prospective Lenders’ public-side employees and representatives who do not wish to receive material non-public information (within the meaning of United States Federal securities laws) with respect to the Company, Atlas, their respective subsidiaries and any securities of any of the foregoing (“MNPI”) and who may be engaged in investment and other market related activities with respect to the Company, Atlas, their respective subsidiaries or any securities of any of the foregoing. It is understood that, in connection with your assistance described above, you will provide customary authorization letters (and you will use commercially reasonable efforts consistent with the terms of the Transaction Agreement, to have Atlas provide such letters) to the Lead Arrangers authorizing the distribution of the Information Materials to prospective Lenders and, in the case of any distribution of any Information Materials to “public-siders”, containing a representation that such Information Materials do not contain MNPI and a customary “10b-5” representation. You agree that the following documents may be distributed to both “private-siders” and “public-siders” unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to

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“private-siders” and provided that you shall have been given a reasonable opportunity to review such documents: (a) the Term Sheet, (b) administrative materials prepared by any Lead Arranger for prospective Lenders (such as lender meeting invitations, lender allocations and funding and closing memoranda), (c) notifications of changes in the terms of the Facilities and the Amendment, and (d) drafts of the definitive documentation for the Facilities and Amendment. If you advise us that any of the foregoing should be distributed only to “private-siders”, then “public-siders” will not receive such materials without further discussions with you.

You hereby represent and covenant that (a) all written information, other than the Projections (as defined below) and information of a general economic or industry nature, that has been or will be made available to either the Initial Lenders or Lead Arrangers by or on behalf of you in connection with the Transactions (the “Information”) is or, when furnished, will be, in each case when taken as a whole and in light of the circumstances when furnished, correct in all material respects at the time furnished and does not or will not at the time furnished contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements are made and (b) the projections, financial estimates, forecasts and other forward-looking information that have been or will be made available to either the Initial Lenders or Lead Arrangers by or on behalf of you in connection with the Transactions (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made and at the time the Projections are so made available (it being understood that the Projections, by their nature, are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved); provided that, with respect to any Information or Projections prepared by or relating to Atlas or its subsidiaries, the foregoing representations are made only to the best of your knowledge. You agree that if at any time until the later of the Syndication Date and the Closing Date you become aware that the representations in the immediately preceding sentence would not be true in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will (and with respect to Atlas, use your commercially reasonable efforts to cause Atlas to) promptly supplement the Information and the Projections so that such representations or warranties would be true in all material respects under those circumstances. You understand that in connection with the syndication of the Term Loan Facility and the Amendment we will use and rely on the Information without independent verification thereof. Notwithstanding the foregoing, it is understood that the Initial Lenders’ commitments hereunder are not subject to or conditioned upon the accuracy of the representations set forth in this paragraph, and notwithstanding anything to the contrary contained in this Commitment Letter, the Term Sheet, the Fee Letter or the definitive documentation for the Facilities, the accuracy of such representations shall not constitute a condition to the funding under the Term Loan Facility or the effectiveness of the Amendment on the Closing Date.

The Lead Arrangers will, in consultation with you, manage all aspects of the syndication of the Term Loan Facility including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders, the allocation of any title or role to any Lender and the amount and distribution of fees among the Lenders; it being understood and agreed that we will not syndicate to those persons identified in writing to BofA on or prior to the Original Signing Date and, with respect to persons who are competitors of you or your subsidiaries or Atlas or its subsidiaries, identified in writing from time to time after the Original Signing Date and, in each case, their affiliates (other than bona fide debt fund affiliates of competitors) to the extent such affiliates are identified in writing or are otherwise clearly identifiable on the basis of name (but, in each case, without retroactive effect) (collectively, the “Disqualified Lenders”). Notwithstanding the Lead Arrangers’ right to syndicate the Term Loan Facility, the Initial Lenders shall not be relieved or released from its

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commitment hereunder prior to the funding thereof on the Closing Date in connection with any syndication, assignment or participation of the Term Loan Facility (and unless you otherwise agree in writing, each Initial Lender and each Lead Arranger shall at all times retain exclusive control over all its rights and obligations with respect to the Term Loan Facility and its commitments in respect thereof, including all rights with respect to consents, modifications, supplements, waivers and amendments of this Commitment Letter and the definitive documentation with respect to the Term Loan Facility).

As consideration for the Initial Lenders’ commitment hereunder and our agreements to perform the services described herein, you agree to pay to us the fees as set forth in the amended and restated fee letter dated the date hereof and delivered herewith (the “Fee Letter”).

The commitments of the Initial Lenders and the agreements of the Initial Lenders and the Lead Arrangers hereunder in respect of the Term Loan Facility and the Amendment are subject only to satisfaction or waiver of the following conditions (collectively, the “Funding Conditions”): (a) the execution and delivery by the Borrower and the Guarantors of definitive documentation for such Facility and the Amendment consistent with this Commitment Letter, the Term Sheet and the Fee Letter and subject to the Documentation Provision and (b) the satisfaction or waiver of the other conditions expressly set forth in Exhibit C attached hereto. It is understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of this Commitment Letter, the Term Sheet, the Fee Letter, the definitive documentation for the Facilities or otherwise) other than the Funding Conditions (and upon satisfaction or waiver of the Funding Conditions, the initial funding duly requested by any Borrower under the Term Loan Facility to be made on or after the date on which the Effective Time occurs shall occur (the date of such funding, the “Closing Date”)).

Notwithstanding anything in this Commitment Letter, the Term Sheet, the Fee Letter, the definitive documentation for the Facilities or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, (a) the only representations the accuracy of which shall be a condition to availability of the Term Loan Facility and the effectiveness of the Amendment on the Closing Date shall be (i) such representations made by Atlas in the Transaction Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliates) have the right under the Transaction Agreement to terminate your obligations under the Transaction Agreement or not to consummate the Acquisition as a result of such representations in the Transaction Agreement being inaccurate (the “Transaction Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the definitive documentation for the Term Loan Facility shall be in a form such that the Term Loan Facility is available on the Closing Date if the Funding Conditions are satisfied or waived (it being understood that (I) with respect to any Collateral of the Company and its subsidiaries (other than Atlas and its subsidiaries), to the extent any such Collateral (other than to the extent that a lien on such Collateral may be perfected by (i) the filing of a financing statement under the Uniform Commercial Code or (ii) the delivery of stock certificates of any material U.S. subsidiary of the Company or any Guarantor (other than Atlas or any subsidiary of Atlas) which are required to be pledged under the Term Sheet) is not or cannot be provided or perfected on the Closing Date after your use of commercially reasonable efforts to do so (consistent with the Transaction Agreement) and (II) with respect to any Collateral of Atlas or any of its subsidiaries, in the case of each of (I) and (II), the provision or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Term Loan Facility and the making of the initial loans and other extensions of credit thereunder on the Closing Date, but shall be required to be provided and perfected within 90 days after the Closing Date (subject to extensions granted by the applicable Administrative Agent, in its reasonable discretion)). For purposes hereof, (x) “Specified Representations” means the representations and warranties of the Borrower and each of the Guarantors set forth in the applicable Term Sheet with respect to (A) their legal existence and power, authorization, due execution and delivery, in each case as they relate to the entering into and performance of the definitive documentation for such Facility by the

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Borrower and the Guarantors; (B) the enforceability with respect to the Borrower and Guarantors of the definitive documentation for such Facility (subject to customary enforceability exceptions); (C) noncontravention by the definitive documentation for such Facility with respect to the organizational documents of the Borrower and the Guarantors; (D) Federal Reserve margin regulations; (E) Investment Company Act status of the Borrower and the Guarantors; (F) OFAC, FCPA and other applicable sanctions, anti-corruption, anti-money laundering laws; (G) the creation, validity and perfection of the security interests in the Collateral (subject in all respects to customary permitted liens and the limitations set forth above in this paragraph), (H) the PATRIOT Act, and (I) solvency as of the Satisfaction Date of the Company and its subsidiaries (including Atlas and its subsidiaries) on a consolidated basis (with solvency to be defined in a manner consistent with the form of solvency certificate attached as Exhibit D) (the “Solvency Specified Representation”). The provisions of this paragraph are referred to as the “Documentation Provision”.

You agree (a) to indemnify and hold harmless the Initial Lenders and Lead Arrangers and each of their affiliates, and each of the respective officers, directors, employees, members, partners, trustees, advisors, agents and controlling persons of the foregoing and their respective successors and assigns (each, an “indemnified person”), from and against any and all losses, claims, damages and liabilities, and expenses reasonably related thereto, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Original Commitment Letter, the Term Sheet, the Fee Letter, the Original Fee Letter (as defined in the Fee Letter), the Facilities and the actual or proposed use of the proceeds thereof or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto (and regardless of whether such matter is initiated by you or by any other person) (any of the foregoing, a “Proceeding”), and to reimburse each indemnified person upon demand for any reasonable and documented out-of-pocket legal or other out-of-pocket expenses incurred in connection with investigating or defending any Proceeding (it being agreed that, notwithstanding the foregoing, you shall not be responsible for the reimbursement of fees, charges and disbursements of more than one firm of counsel for all the indemnified persons and, if deemed reasonably necessary by us, one firm of regulatory counsel and/or one firm of local counsel in each appropriate jurisdiction, in each case for all indemnified persons, except where any indemnified person reasonably believes that an actual or perceived conflict of interest exists affecting such indemnified person and informs you of such conflict, in which case you shall also be responsible for the reimbursement of fees, charges and disbursements of one firm of counsel (and, if deemed reasonably necessary by such indemnified person, one firm of regulatory and/or one firm of local counsel in each appropriate jurisdiction) for such indemnified person); provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such indemnified person or any Related Person thereof (as defined below) or a material breach of the agreements set forth herein of such indemnified person or any of its Related Persons or (ii) to the extent resulting from any Proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an indemnified person against any other indemnified person, other than claims against the Initial Lenders or Lead Arrangers in its capacity in fulfilling its role as an agent or arranger or any other similar role under the Facilities; and (b) to reimburse the Initial Lenders, the Lead Arrangers and each of their affiliates upon demand for all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of one firm of outside counsel (and, if deemed reasonably necessary by us, one firm of regulatory counsel and/or one firm of local counsel in each appropriate jurisdiction)) incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Original Commitment Letter, the Term Sheet, the Fee Letter, the Original Fee Letter and the definitive documentation for the Facilities) or the amendment, modification or waiver of any thereof. No indemnified person shall be liable for any damages arising from the use of Information or other materials

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obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of such indemnified person or any of its Related Persons. For purposes hereof, a “Related Person” of an indemnified person means (a) any controlling person, controlled affiliate or subsidiary of such indemnified person, (b) the respective directors, officers or employees of such indemnified person or any of its subsidiaries, controlled affiliates or controlling persons, and (c) the respective agents and advisors of such indemnified person or any of its subsidiaries, controlled affiliates or controlling persons (with respect to this clause (c), in each case acting at the direction of such indemnified person or such subsidiaries, controlled affiliates or controlling persons). You acknowledge that the Commitment Parties may receive a benefit, including, without limitation, a discount, credit or other accommodation, from any such counsel based on the fees such counsel may receive on account of their relationship with us, including without limitation, fees paid pursuant hereto. If any amount previously paid to an indemnified person pursuant to this paragraph is subsequently determined to be ineligible for indemnification as a result of a final, non-appealable judgment of a court of competent jurisdiction, such indemnified person shall promptly reimburse such amount to you.

You agree that (i) in no event shall the Lead Arrangers, their affiliates and their respective officers, directors, employees, advisors, and agents (each, and including, without limitation, each Lead Arranger, an “Arranger-Related Person”) or you (or any of your subsidiaries or affiliates) have any Liabilities, on any theory of liability, for any special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of, this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter or any other agreement or instrument contemplated hereby and (ii) no Arranger-Related Person shall have any Liabilities arising from, or be responsible for, the use by others of Information or other materials (including, without limitation, any personal data) obtained through electronic, telecommunications or other information transmission systems, including an electronic platform or otherwise via the internet (except to the extent such damages have resulted from the willful misconduct or gross negligence of any Arranger-Related Person or any of its Related Persons or a material breach by such Arranger-Related Person or any of its Related Persons of the terms of this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter or any other agreement or instrument contemplated hereby); provided that, nothing in this paragraph shall relieve you of any obligation you may have to indemnify an indemnified person, as and to the extent provided in the immediately preceding paragraph, against any special, indirect, consequential or punitive damages asserted against such indemnified person by a third party. You agree, to the extent permitted by applicable law, to not assert any claims against any Arranger-Related Person with respect to any of the foregoing. As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

You will not, without the prior written consent of the applicable indemnified person (which shall not be unreasonably withheld or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder (whether or not any indemnified person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such indemnified person. You will not be liable for any settlement, compromise, consent or termination of any pending or threatened Proceeding effected without your prior written consent (which shall not be unreasonably withheld); provided that the foregoing indemnity will apply to any such settlement, compromise, consent or termination in the event that you were offered the ability to assume the defense of the action that was the subject matter of such settlement, compromise, consent or termination and elected not to assume such

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defense; and provided, further, that if a Proceeding is settled, compromised, consented to or terminated with your prior written consent or if there is a final judgment in any such Proceeding, you agree to indemnify and hold harmless each indemnified person to the extent and in the manner set forth above.

This Commitment Letter shall not be assignable by you without the prior written consent of the Initial Lenders and the Lead Arrangers (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to confer any benefits upon, create any rights in favor of or be enforceable by or at the request of any person other than the parties hereto and the indemnified persons. Except as provided in the tenth paragraph of this Commitment Letter, the Initial Lenders may not assign all or any portion of their respective commitments in respect of the Term Loan Facility hereunder (and any purported assignment without such consent shall be null and void). Any and all obligations of, and services to be provided by, the Initial Lenders or Lead Arrangers hereunder may be performed, and any and all rights of the Initial Lenders or Lead Arrangers hereunder may be exercised, by or through its affiliates; provided that the Initial Lenders or Lead Arrangers shall not be relieved of any of its obligations hereunder in the event any such affiliate shall fail to perform such obligation in accordance with the terms hereof.

This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and us. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. The words “execution,” “signed,” “signature” and words of like import in this Commitment Letter relating to the execution and delivery of this Commitment Letter shall be deemed to include electronic signatures, which shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Facilities and set forth the entire understanding of the parties hereto with respect thereto.

THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided that (a) the accuracy of any Transaction Agreement Representations and whether as a result of a breach thereof you (or any of your affiliates) have the right under the Transaction Agreement to terminate your obligations under the Transaction Agreement or not to consummate the Acquisition as a result of such representations in the Transaction Agreement being inaccurate and (b) whether the Acquisition has been consummated in accordance with the Transaction Agreement, shall be governed by, and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules or principles that would result in the application of the law of any other state or jurisdiction. Each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any state or Federal court sitting in the county of New York over any suit, action or proceeding directly or indirectly arising out of, relating to, based upon or as a result of this Commitment Letter, the Original Commitment Letter, the Term Sheet, the Fee Letter, the Original Fee Letter or the transactions contemplated hereby or thereby. Each party hereto agrees that service of any process, summons, notice or document by registered mail addressed to it at the address set forth above shall be effective service of process for any suit, action or proceeding brought in any such court. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of

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any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. Each party hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon judgment. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATING TO OR BASED UPON OR AS A RESULT OF THIS COMMITMENT LETTER, THE ORIGINAL COMMITMENT LETTER, THE TERM SHEET, THE FEE LETTER, THE ORIGINAL FEE LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter, the Original Commitment Letter, the Term Sheet, the Fee Letter, the Original Fee Letter or any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person, except that (a) this Commitment Letter, the Term Sheet, the Fee Letter and their terms and substance may be disclosed to you and your subsidiaries, and the respective directors, officers, employees, agents, auditors, attorneys and other advisors and representatives of each of you and your subsidiaries who are directly involved in the consideration of this matter and informed of the confidential nature thereof, in each case, on a confidential and need-to-know basis; (b) this Commitment Letter, the Original Commitment Letter, the Term Sheet and their terms and substance (and a version of the Fee Letter and the Original Fee Letter redacted in the manner reasonably acceptable to the Lead Arrangers) may be disclosed to Atlas and its directors, officers, employees, agents, auditors, attorneys and other advisors and representations who are directly involved in the consideration of the Acquisition and informed of the confidential nature thereof, in each case, on a confidential and need-to-know basis; (c) this Commitment Letter, the Original Commitment Letter, the Term Sheet and their terms and substance (but not the Fee Letter, the Original Fee Letter or, except as specified below, their terms or substance) may be disclosed in one or more filings with the Securities and Exchange Commission; provided that, notwithstanding the foregoing, you may disclose the aggregate amount payable as fees under the Fee Letter in any of the foregoing as part of the generic aggregate transaction expenses included in any sources and uses disclosure; (d) this Commitment Letter, the Original Commitment Letter, the Term Sheet, the Fee Letter, the Original Term Sheet and their terms and substance otherwise may be disclosed as may be compelled in a judicial or administrative proceeding or as otherwise required by law or requested by governmental authority (in which case you agree to the extent permitted by applicable law to inform us promptly thereof); and (e) this Commitment Letter, the Original Commitment Letter, the Term Sheet, the Fee Letter, the Original Fee Letter and their terms and substance may be disclosed in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter or the transactions contemplated hereby or thereby or enforcement hereof or thereof; provided that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and the Original Fee Letter and their terms and substance) after this Commitment Letter has been accepted by you and it has become publicly available or, if not made publicly available, on the date that is two years following the termination of this Commitment Letter in accordance with its terms.

Each Lead Arranger and Initial Lender shall use all non-public information provided to it by or on behalf of you hereunder solely for the purpose of providing the services that are the subject of this letter agreement and shall treat confidentially all such information, except in each case for information that was or becomes publicly available other than by reason of disclosure by such Lead Arranger or Initial Lender in violation of this letter agreement, provided that nothing herein shall prevent such Lead Arranger or Initial Lender from disclosing any such information (i) to lenders or prospective lenders, participants or assignees under the Facilities or prospective hedge providers, in each case, on a

9

confidential basis, (ii) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or requested by governmental authority (in which case we agree to the extent permitted by applicable law to inform you promptly thereof (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority)), (iii) to such Lead Arrangers’ or Initial Lenders’ employees, legal counsel, directors, officers, service providers, independent auditors and other experts or agents who need to know such information and are informed of the confidential nature of such information, (iv) to any of its affiliates (with such Lead Arranger or Initial Lender being responsible for its affiliate’s compliance with this paragraph) and its affiliates’ employees, legal counsel, directors, officers, service providers, independent auditors and other experts or agents who need to know such information and are informed of the confidential nature of such information, (v) upon the request or demand of any regulatory authority having jurisdiction over it or any of its affiliates, (vi) to the extent any such information becomes publicly available other than by reason of disclosure by us, our respective affiliates or any of our respective representatives in breach of this Commitment Letter and the Original Commitment Letter, (vii) to the extent that such information is independently developed by us or is received by us from a third party that is not, to our knowledge, subject to confidentiality obligations owing to you, Atlas, or any of your or its respective affiliates or related parties, (viii) to establish a due diligence defense or (ix) to enforce their respective rights hereunder or under the Fee Letter and the Original Fee Letter. In addition, each Lead Arranger and Initial Lender may disclose the existence of the Facilities and customary information about the Facilities to market data collectors, similar services providers to the lending industry and service providers to the Lead Arrangers or Initial Lenders in connection with the administration and management of the Facilities. This undertaking by the Lead Arrangers and Initial Lenders shall automatically terminate on the date that is two years from the Original Signing Date. Nothing in this letter agreement precludes any Lead Arranger or Initial Lender or their respective affiliates from using or disclosing any confidential information in connection with any suit, action or proceeding for the purpose of defending itself, reducing its liability or protecting or exercising any of its rights, remedies or interests.

You agree that each of us will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter, or the communications pursuant hereto or otherwise, will be deemed to create an advisory, fiduciary or agency relationship or fiduciary duty between any of us, on the one hand, and you, Atlas or your or its subsidiaries, affiliates or equityholders, on the other, irrespective of whether any of us has advised or is advising you on other matters. You acknowledge and agree that (a) the financing transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions among us and you, (b) in connection therewith and with the process leading to such transactions, each of us is acting solely as a principal and not as an agent or fiduciary of you, Atlas, your or its subsidiaries and affiliates or any other person, and none of us has assumed (and will not be deemed on the basis of our communications or activities hereunder to have assumed) an advisory or fiduciary responsibility or any other obligation in favor of you, Atlas, your or its subsidiaries or affiliates or any other person (irrespective of whether any of us or any of our affiliates are concurrently providing other services to you), and (c) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto and have consulted your own legal and financial advisors to the extent you have deemed appropriate. You hereby waive, to the fullest extent permitted by law, any claims you may have against any of us for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the financing transactions contemplated by this Commitment Letter and agree that none of us shall have any liability (whether direct or indirect) in connection with the financing transactions contemplated by this Commitment Letter to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees and creditors.

10

You acknowledge that each of us and our affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you or Atlas may have conflicting interests. Each of us agrees that it will not use confidential information obtained from you in connection with the transactions contemplated hereby in connection with the performance by it of services for other companies nor will it furnish any such information to other companies. You also acknowledge that none of us has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies.

You further acknowledge that each of us, together with our affiliates, is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each of us and our affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for our own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and your subsidiaries and other companies with which you or your subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any of us, any of our affiliates or any of our or their customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion, other than as expressly set forth herein with respect to our consent to the Amendment.

BofA Securities, Wells Fargo Securities and/or their respective affiliates have been retained as the buy-side financial advisors (in such capacity, the “Financial Advisors”) to the Company in connection with the Transaction. You agree to any such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisors or from BofA Securities’, Wells Fargo Securities’ and/or their respective affiliates’ arranging or providing or contemplating arranging or providing financing for a competing bidder and, on the other hand, our relationship with you as described and referred to herein.

The provisions contained herein relating to compensation, expense reimbursement, indemnification, governing law, submission to jurisdiction, waiver of breach of fiduciary duty or alleged breach of fiduciary duty, waiver of jury trial and confidentiality and in the Fee Letter shall remain in full force and effect notwithstanding the termination of this Commitment Letter or the commitment hereunder, and whether or not definitive documentation for any Facility shall be executed (except to the extent a similar provision relating to expense reimbursement and indemnification (covering the parties and matters covered by the analogous provisions of this Commitment Letter) is also in the definitive documentation for such Facility, in which case such provision in the definitive documentation for such Facility shall govern upon execution thereof). The provisions contained herein relating to syndication and information shall remain in full force and effect until the Syndication Date whether or not definitive documentation for any Facility shall be executed.

The Initial Lenders and Lead Arrangers hereby notify you that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), it and the Lenders are required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address and other information of the Borrower and the Guarantors that will allow the Initial Lenders, Lead Arrangers and Lenders to identify the Borrower and the Guarantors in accordance with the Patriot Act or the Beneficial Ownership Regulation.

11

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity) with respect to the subject matter contained herein, including an agreement to fund or otherwise extend credit under the commitments hereunder subject only to satisfaction of the Funding Conditions and the good faith negotiation of the definitive documentation of the Facilities.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us an executed counterpart hereof and of the Fee Letter, to the Lead Arrangers, in each case not later than 11:59 p.m. New York City time, on April 29, 2022, failing which the Initial Lenders’ commitments and the agreements of the Initial Lenders and Lead Arrangers hereunder will expire at such time. In the event the Closing Date does not occur on or before 11:59 p.m. (New York time), on the End Date (as defined in the Transaction Agreement as in effect on the Original Signing Date), the Initial Lenders’ commitments and the agreements of the Commitment Parties hereunder will automatically expire and terminate at such time, without any further action or notice and without any further obligation. Notwithstanding the foregoing, this Commitment Letter shall also terminate upon the earlier of (i) the valid termination of the Transaction Agreement in accordance with its terms or (ii) the consummation of the Acquisition with the use of the Facilities (after the funding thereof) or without the use of the Facilities (unless the Commitment Parties have failed to fund in breach of their obligations hereunder); provided that the termination of any commitment pursuant to this sentence does not prejudice our or your rights and remedies in respect of any breach of this Commitment Letter.

The Original Commitment Letter shall be superseded hereby in its entirety upon the effectiveness of this Commitment Letter; provided notwithstanding anything to the contrary herein, BofA shall be entitled to the benefits of the indemnification and expense reimbursements provisions of this Commitment Letter as if they were in effect on the Original Signing Date.

[Signature pages follow.]

12

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

BofA SECURITIES, INC.

By:	/s/ Matthew Curtin
Name: Matthew Curtin
Title: Managing Director

BANK OF AMERICA, N.A.

By:	/s/ Matthew Curtin
Name: Matthew Curtin
Title: Managing Director

[Signature Page to Project Atlas Commitment Letter]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Lindsey Stuckey
Name: Lindsey Stuckey
Title: Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Dan Morris
Name: Dan Morris
Title: Managing Director

[Signature Page to Project Atlas Commitment Letter]

Accepted and agreed to as of

the date set forth above by:

HALOZYME THERAPEUTICS, INC.,

by	/s/ Nicole LaBrosse
Name: Nicole LaBrosse
Title: SVP, CFO

[Signature Page to Project Atlas Commitment Letter]

EXHIBIT A

PROJECT ATLAS

Amendments to the Existing Revolving Credit Facility1

The contemplated Amendment to the Existing Credit Agreement shall include the following changes:

1.	expressly permit the Acquisition under the Existing Credit Agreement;

2.	expressly permit the incurrence of the Term Loan Facility under Section 7.02 of the Existing Credit Agreement;

3.	expressly permit the liens securing the Term Loan Facility under Section 7.01 of the Existing Credit Agreement;

4.

modify the definition of “Consolidated Funded Net Indebtedness” in the Existing Credit Agreement to provide that all cash and cash equivalents may be netted for purposes of such definition up to a maximum amount of $250.0 million;

5.

modify Section 7.11(b) of the Existing Credit Agreement to increase the maximum Consolidated Net Leverage Ratio thereunder to 4.75:1.00, subject to (i) a 25 basis point reduction on each of the first, second and third anniversaries of the Closing Date and (ii) in the event of a Material Acquisition (to be defined in the Amendment), a 50 basis point increase for twelve (12) months commencing on the date of such Material Acquisition; provided that the maximum Consolidated Net Leverage Ratio after giving effect to such increase shall at no time exceed 4.75:1.00;

6.	modify Section 6.12 to provide for post-closing Collateral requirements consistent with the Documentation Provision;

7.	modify Section 7.06 in a manner consistent with the “Negative Covenants” section of Exhibit B; and

8.	such other changes as the Borrower and the Initial Lenders reasonably agree are necessary to permit the consummation of the Transactions.

[1]

Capitalized terms used but not otherwise defined in this Exhibit A have the meanings assigned thereto in the Commitment Letter to which this Exhibit A is attached, including the other exhibits thereto.

A-1

EXHIBIT B

PROJECT ATLAS

$375.0 million Term Loan A Facility

Summary of Terms and Conditions2

Borrower:	Halozyme Therapeutics, Inc., a Delaware corporation.

Facility:	A $375.0 million term loan facility (the “Term Loan Facility”).

Joint Lead Arrangers and Joint Bookrunners:	BofA Securities and Wells Fargo Securities (in such capacities, the “Lead Arrangers”).

Administrative and Collateral Agent:	Bank of America (in such capacities, the “Administrative Agent” and the “Collateral Agent”).

Lenders:	A syndicate of lenders, including Bank of America, Wells Fargo Bank and excluding Disqualified Lenders (collectively, the “Lenders”).

Availability:	The Term Loan Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be reborrowed.

Guarantors:	Same as under the Existing Credit Agreement (as defined below), as well as Atlas and each of its subsidiaries (other than a CFC (as defined in the Existing Credit Agreement) or any Subsidiary that is held directly or indirectly by a CFC).

Security:	Same as under the Existing Credit Agreement and shall also include the assets of Atlas and each of its subsidiaries that become Loan Parties on substantially the same basis as the collateral of the existing Loan Parties.

Unrestricted Subsidiaries:	Same as under the Existing Credit Agreement (as defined below).

Use of Proceeds:	The proceeds of the Term Loan Facility will be used on the Closing Date, together with cash on hand, to finance the Transactions.

Maturity Date and Amortization:	The Term Loan Facility will mature on November 30, 2026 (the “Maturity Date”) and will amortize on a quarterly basis in arrears (beginning with the first full fiscal quarter following the Closing Date) at a rate of 2.50% per annum during the first year following the Closing Date, 5.00% per annum during the second year following the Closing Date, 5.00% per annum during the third year following the Closing Date, 7.50% per annum during the fourth year following the Closing Date and 10.00% per annum during the fifth year following the Closing Date, with the balance of the principal amount of the Term Loan Facility to be paid on the Maturity Date.

[2]

Capitalized terms used but not otherwise defined in this Exhibit B have the meanings assigned thereto in the Commitment Letter to which this Exhibit B is attached, including the other exhibits thereto.

Incremental Facilities:

The definitive documentation with respect to the Term Loan Facility will permit the Borrower to add one or more incremental term loan facilities to the Term Loan Facility (each, an “Incremental Facility” and the loans made under such facility or facilities, the “Incremental Term Loans”) in an aggregate principal amount for all such increases and incremental facilities not to exceed an amount such that the Total Net Leverage Ratio on a pro forma basis after giving effect to the incurrence of any such Incremental Facility and the use of the proceeds thereof (and after giving effect to any acquisition consummated concurrently therewith and all other appropriate pro forma adjustment events and calculated excluding any cash constituting proceeds of any Incremental Facility), does not exceed the Total Net Leverage Ratio that is 0.25 to 1.00 less than the Total Net Leverage Ratio required by the Financial Covenant, provided that:

i.   no existing Lender will be required to participate in any such Incremental Facility without its consent;

ii.  no event of default under the Term Loan Facility would exist after giving effect thereto (provided that, in the case of Incremental Facilities used to finance a permitted acquisition, this clause (ii) shall be tested at the time of the execution of the acquisition agreement related to such permitted acquisition);

iii.   all of the representations and warranties contained in the definitive documentation for the Term Loan Facility shall be true and correct in all material respects (or, in all respects, if qualified by materiality); provided that in the case of Incremental Facilities used to finance a permitted acquisition, this clause (iii) shall be subject only to customary “specified representations” and “acquisition agreement representations” (i.e., those representations of the seller or the target (as applicable) in the applicable acquisition agreement that are material to the interests of the Lenders and only to the extent that the Borrower or its applicable subsidiary has the right to terminate its obligations under the applicable acquisition agreement as a result of the failure of such representations to be accurate);

iv.   the maturity date of any such Incremental Facility shall be no earlier than the maturity date of the Term Loan Facility and the weighted average life of such Incremental Facility shall not be shorter than the then longest remaining weighted average life of the Term Loan Facility;

v.  the Incremental Facilities will not be guaranteed by the Borrower or any of its subsidiaries that do not guarantee the Facilities and, if secured, will be secured on an equal and ratable basis or junior basis with, and by the same Collateral (as defined above) securing, the Facilities;

vi.   any Incremental Term Facility shall share not greater than ratably in any mandatory prepayments of the Term Loan Facility and such Incremental Term Facility;

vii.  any Incremental Term Facility shall otherwise be on terms (including pricing and fees) and pursuant to documentation to be determined by the Borrower and the Additional Incremental Lenders (as defined below) providing the Incremental Term Facility; provided that to the extent such terms (other than pricing and fees) and documentation are not consistent with the Term Loan Facility (except to the extent permitted above in clauses (i)-(vi)), they shall be reasonably satisfactory to the Administrative Agent (it being understood that, to the extent that any term is added for the benefit of any Incremental Term Facility, no consent shall be required from Lenders under the Term Loan Facility to the extent that such term is (a) also added for the benefit of the Term Loan Facility or (b) is only applicable after the maturity of the Term Loan Facility);

viii.  the Borrower shall be in compliance with the financial covenants on a pro forma basis to the extent then applicable (provided that, in the case of Incremental Facilities used to finance a Limited Condition Acquisition (to be defined in a manner to be agreed), this clause (viii) and compliance with any representations, warranties, defaults or events of default may be tested at the Borrower’s election at the time of the execution of the acquisition agreement related to such Limited Condition Acquisition); and

i.   any Incremental Term Facility that is secured shall be subject to intercreditor terms reasonably agreed between the Borrower and the Administrative Agent.

The Borrower may seek commitments in respect of the Incremental Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other lenders (other than Disqualified Lenders) who will become Lenders in connection therewith (“Additional Incremental Lenders”).

Hedging Agreements:	Same as under the Existing Credit Agreement.

Interest Rates and Fees:	As set forth on Annex I hereto.

Optional Commitment Reduction and Prepayment:	The Borrower will be permitted, upon written notice, to terminate in whole, or from time to time reduce in part, the commitments of the Lenders under the Term Loan Facility without penalty, in minimum amounts equal to the lesser of $5,000,000 and the commitment of such Lender outstanding and in integral multiples of $1,000,000 over $5,000,000.

The Borrower will be permitted, upon same day notice for Base Rate loans and at least three business days’ notice for Term SOFR loans, to prepay loans under the Term Loan Facility in whole or in part without penalty or premium, in minimum amounts equal to, in the case of Term SOFR loans, the lesser of $5,000,000 and the amount outstanding and in integral multiples of $1,000,000 over $5,000,000 and, in the case of Base Rate loans, the lesser of $500,000 and the amount outstanding and in integral multiples of $100,000 over $500,000.

Mandatory Prepayment:

After the Closing Date, the following amounts will be applied to prepay loans under the Term Loan Facility, in each case consistent with the Credit Agreement Documentation Principles:

(a)   100% of the net cash proceeds of any incurrence of Indebtedness after the Closing Date (other than indebtedness permitted under the definitive documents for the Term Loan Facility (other than refinancing debt)) by the Borrower or any of its restricted subsidiaries; and

(b)   100% of the net cash proceeds received by the Borrower or any of its subsidiaries of any non-ordinary course asset sales of assets by the Borrower or any of its restricted subsidiaries, subject to (i) a de minimis threshold in an amount to be agreed and (ii) rights to reinvest within 12 months of receipt (or, if the Borrower or the applicable Subsidiary has entered into a binding commitment with respect to such reinvestment within such 12 month period, within 18 months of receipt).

Any Lender may elect not to accept its pro rata portion of any mandatory prepayment.

Documentation:	The Term Loan Facility will be documented under a credit agreement and related agreements and documentation to be based on that certain Credit Agreement dated as of December 23, 2021, by and among the Company, Halozyme, Inc., a California corporation, each lender from time to time party thereto, and Bank of America, N.A., as administrative agent, a swing line lender and an L/C issuer (the “Existing Credit Agreement”), as modified to reflect the proposed Transactions and the terms and conditions set forth herein, in the annexes hereto and in the Commitment Letter (as modified by the “flex” provisions of the Fee Letter, if applicable); provided that (a) such changes shall be made thereto as are necessary or reasonably appropriate to reflect the terms set forth in this Exhibit B and in the Commitment Letter to which this Exhibit B is attached, (b) updates due to accounting changes and changes in law and other modifications as may be mutually agreed shall be included and (c) modifications to reflect reasonable operational and administrative agency requirements of the Administrative Agent (the “Credit Agreement Documentation Principles”).

Representations and Warranties:	Same as under the Existing Credit Agreement.

Conditions Precedent to Funding:	The borrowings and other extensions of credit under the Term Loan Facility on the Closing Date will be subject solely to the Funding Conditions.

Affirmative Covenants:	Same as under the Existing Credit Agreement, and an additional covenant to move the principal deposit accounts of the Loan Parties to Bank of America (or an affiliate thereof) within six (6) months of the Closing Date.

Negative Covenants:

Same as under the Negative Covenants set forth in the Existing Credit Agreement, except:

•   modifications consistent with those set forth in Exhibit A;

•   modify certain covenants to permit the Transaction; and

•   modify the restricted payments covenant to:

•  replace the basket in Section 7.06(e) with (i) a general basket for restricted payments in an amount not exceed in the aggregate the greater of $85.0 million and 25% of Consolidated EBITDA, subject to no default or event of default and (ii) a general basket for share repurchases in an amount not exceed in the aggregate the greater of $85.0 million and 25% of Consolidated EBITDA, subject to no default or event of default;

•  add a basket for unlimited restricted payments subject to (i) a Consolidated Total Net Leverage Ratio of not greater than 2.75:1.00, calculated on a pro forma basis giving effect to such restricted payment and (ii) no default or event of default; and

•  add an “available amount” basket for restricted payments and investments based on 50.0% of cumulative Consolidated Net Income and other customary builders, subject to (i) pro forma compliance with the financial covenants referred to below and (ii) no default or event of default.

Financial Covenants:

Maximum Consolidated Net Leverage Ratio: 4.75:1.00, subject to (i) a 25 basis point reduction on each of the first, second and third anniversaries of the Closing Date and (ii) in the event of a Material Acquisition (to be defined in the definitive documentation), a 50 basis point increase for twelve (12) months commencing on the date of such Material Acquisition; provided the maximum Consolidated Net Leverage Ratio after giving effect to such increase shall at no time exceed 4.75:1.00. “Consolidated Net Leverage Ratio” shall be defined as set forth in the Existing Credit Agreement except that all cash and cash equivalents may be netted for purposes of such definition up to a maximum amount of $250.0 million.

Minimum Consolidated Interest Coverage Ratio (as defined in the Existing Credit Agreement): 3.00:1.00.

Events of Default:	Same as under the Existing Credit Agreement.

Voting Rights:	Same as under the Existing Credit Agreement.

Assignments and Participations:	Same as under the Existing Credit Agreement (as modified to reflect the term loan nature of the facility).

Expenses and Indemnification:	Same as under the Existing Credit Agreement (as defined below).

Governing Law and Jurisdiction:	Same as under the Existing Credit Agreement (as defined below); provided that (a) the accuracy of any Transaction Agreement Representations and whether as a result of a breach thereof the Borrower (or any of the Borrower’s subsidiaries) has the right under the Transaction Agreement not to consummate the Acquisition as a result of such representations in the Transaction Agreement being inaccurate and (b) whether the Acquisition has been consummated in accordance with the Transaction Agreement, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Counsel to Joint Lead Arrangers and Administrative Agent:	Cahill Gordon & Reindel LLP

ANNEX I: Pricing

Interest Rates:

Interest will be payable on loans under the Term Loan Facility at the following rates per annum:

(a)   in the case of Term SOFR loans, Term SOFR plus the Applicable Margin per annum, and

(b)   in the case of Base Rate loans, the Base Rate plus the Applicable Margin per annum.

As used herein:

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, (c) the Secured Overnight Financing Rate published on such day by the SOFR Administrator on the Federal Reserve Bank of New York’s website (or any successor source) plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Term SOFR” means a forward-looking term rate for SOFR, if any, identified by the SOFR Administrator as reflecting term-based quotations of SOFR that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion, plus the SOFR Adjustment. If the rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“Applicable Margin” shall mean a percentage per annum based on the applicable “Pricing Level” set forth in the below pricing grid (the “Pricing Grid”) and determined quarterly based on meeting a Consolidated Net Leverage Ratio.

B-I-1

		Applicable Margin
Pricing Level	Consolidated Net Leverage Ratio	SOFR Margin	Base Rate Margin
1	< 1.50:1.00	1.25%	0.25%
2	≥ 1.50:1.00 but < 2.50:1.00	1.50%	0.50%
3	≥ 2.50:1.00 but < 3.50:1.00	1.75%	0.75%
4	≥ 3.50:1.00 but < 4.00:1.00	2.00%	1.00%
5	≥ 4.00:1.00	2.25%	1.25%

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding business day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York.

“SOFR Adjustment” shall mean 0.10% (10 basis points).

Term SOFR borrowings may be made for interest periods of 1, 3 or 6 months, as selected by the Borrower.

B-I-2

Interest on Term SOFR loans and all fees will be payable in arrears on the basis of a 360-day year, calculated on the basis of the actual number of days elapsed. Interest on Base Rate loans will be payable in arrears on the basis of a 365-day year (or a 366-day year in a leap year) calculated on the basis of the actual number of days elapsed. Interest will be payable on Term SOFR loans on the last day of the applicable interest period (or at the end of each three months, in the case of interest periods longer than three months) and upon prepayment, and on Base Rate loans quarterly and upon prepayment.

The Borrower may select interest periods of one, three or six months for Term SOFR loans, subject to availability. Interest on Term SOFR loans shall be payable at the end of the selected interest period, but no less frequently than every three months, and on the Maturity Date.

Default Rate:	With respect to overdue principal, the applicable interest rate plus 2.00% per annum and, with respect to any other overdue amount, the interest rate applicable to Base Rate loans under the Term Loan Facility plus 2.00% per annum.

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EXHIBIT C

PROJECT ATLAS

$375.0 million Term Loan Facility

Additional Conditions Precedent3

The initial borrowings under the Term Loan Facility shall be subject to the following conditions precedent:

1.

The Acquisition shall have been consummated, or substantially concurrently with the funding under such Facility, on substantially the terms set forth in the Transaction Agreement without giving effect to any amendments, waivers or consents under the Transaction Agreement by the Company or its applicable subsidiary that (x) are materially adverse to the Lenders in their capacities as such (each, a “Materially Adverse Modification”) and (y) have not been approved by the Lead Arrangers (such approval not to be unreasonably withheld, conditioned or delayed) (it being understood and agreed that any change to the definition of “Material Adverse Effect” in the Transaction Agreement shall be deemed to be materially adverse to the Lenders in their capacities as such).

2.

The Solvency Specified Representation, the Transaction Agreement Representations and each other Specified Representation shall be true and correct in all material respects as of the Closing Date; provided that, in each case, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects at such time on such date.

3.

The Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company and its subsidiaries, in a form customary for inclusion in a confidential information memorandum used to syndicate a bank credit facility, as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days, in case such four fiscal-quarter period is the end of the Company’s fiscal year) prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income), it being understood that such pro forma financial statements shall not be required to include any purchase accounting adjustments.

4.

The Administrative Agent shall have received a customary borrowing notice, customary secretary’s certificates for the Borrower and each Guarantor, a customary closing officer’s certificate (which, for the avoidance of doubt, shall not include any representation or statement as to the absence (or existence) of any default or event of default or a bring-down of any representations and warranties that are not a specified Funding Condition), customary legal opinions as to the loan documents and the Borrower and Guarantors, a certificate from the chief financial officer of Borrower in the form set forth in Exhibit D, certifying that the Borrower and its subsidiaries on a consolidated basis immediately after giving effect to the Transactions are solvent, in each case subject to the Documentation Provision.

[3]	Capitalized terms used but not otherwise defined herein have the meanings assigned thereto in the Commitment Letter to which this Exhibit C is attached, including the other exhibits thereto.

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5.

The Lead Arrangers shall have received (a) at least 3 business days prior to the Closing Date, all documentation and other information required by regulatory authorities with respect to the Borrower and the Guarantors under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, as reasonably requested by the Lead Arrangers in writing at least 10 business days prior to the Closing Date and (b) at least three business days prior to the Closing Date, if the Borrower qualifies as a “legal entity” customer under the Beneficial Ownership Regulation and the Administrative Agent or a Lender has requested such certification at least ten business days prior to the Closing Date, a beneficial ownership certification in relation to such Borrower.

6.

The Lead Arrangers and the Administrative Agent shall have received (or substantially simultaneously with the initial funding of the Term Loan Facility on the Closing Date, shall receive) all fees and expenses required to be paid to any of them by the Company on or prior to the Closing Date pursuant to the Fee Letter or hereunder and, with respect to expenses, invoiced to the Company at least three business days prior to the Closing Date.

7.

Subject to the Documentation Provision, with respect to the Term Loan Facility, all documents and instruments required to be entered into or delivered by the Borrower and the Guarantors to create and perfect the security interests of the collateral agent and the other secured parties thereunder in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing as and to the extent required hereby, subject in each case to the Documentation Provision.

8.	The Closing Date shall not occur prior to the date that is 30 days from the Original Signing Date.

9.	After the date hereof, there shall not have occurred a Material Adverse Effect (as defined in the Transaction Agreement) that is continuing.

10.	The Refinancing shall have been consummated or shall be consummated substantially concurrently with the closing under the Term Loan Facility.

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EXHIBIT D: FORM OF SOLVENCY CERTIFICATE

Pursuant to the Credit Agreement4, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] of Halozyme Therapeutics, Inc. (the “Company”), and not individually, and without any personal liability, as follows:

After giving effect to the consummation of the Transaction, including the making of the Loans under the Credit Agreement on the Closing Date, and after giving effect to the application of the proceeds of such Loans, [she][he] is of the opinion that:

a.	The fair value of the assets of the Company and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.

The present fair saleable value of the property of the Company and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Company and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Company and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Company and its Subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Company and its Subsidiaries after consummation of the transactions contemplated by the Commitment Letter.

[4]	Credit Agreement to be defined.

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